Exhibit 5.1

September 30, 2011

Board of Directors
China Recycling Energy Corporation
12/F, Tower A
Chang An International Building
No. 88 Nan Guan Zheng Jie
Xi’an City, Shaanxi Province, China

Re: Registration Statement on Form S-3/A

Gentlemen:

We have acted as counsel to China Recycling Energy Corporation, a Nevada corporation (the “Company”), in connection with the registration statement (the “Registration Statement”) on Form S-3, as amended, filed today by the Company with the Securities and Exchange Commission (the “Commission”)  under the Securities Act of 1933, as amended (the “Securities Act”), covering $200,000,000 of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to be issued and sold from time to time pursuant to Rule 415 under the Securities Act.  This opinion letter is being rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

In connection with this opinion, we have examined such documents and considered such legal matters deemed by us to be relevant to this opinion letter and the Registration Statement, including the applicable statutory provisions and related rules and regulations of Chapter 78 of the Nevada Revised Statutes and the reported judicial decisions interpreting those laws, the Articles of Incorporation of the Company, the Fourth Amended and Restated Bylaws of the Company and the authorizing resolutions of the Company’s Board of Directors.  We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.  We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or competency of such factual statements.

Board of Directors
September 30, 2011

Our opinion is limited to applicable statutory provisions of Chapter 78 of the Nevada Revised Statutes and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein.  We do not express any opinion herein concerning any other laws.  We are not members of the Bar of the State of Nevada; however, we are generally familiar with the Nevada Revised Statutes as currently in effect and have made such inquiries as we consider necessary to render the opinion contained herein.   We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.  We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

Based upon the foregoing, and subject to the additional qualifications set forth below, it is our opinion that:

With respect to the shares of Common Stock offered by the Company, (i) when the Registration Statement (including all necessary post-effective amendments) has become effective under the Securities Act; (ii) when an appropriate prospectus supplement or term sheet with respect to the Common Stock has been prepared, delivered and filed with the Securities and Exchange Commission in compliance with the Securities Act and the applicable rules and regulations promulgated thereunder; (iii) when, if applicable, the underwriting agreement with respect to the Common Stock has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) when the Board of Directors of the Company, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Common Stock and related matters; and (v) when shares of the Common Stock are delivered to investors upon payment of the agreed upon consideration therefor, then the shares of Common Stock, when issued and sold in accordance with the applicable underwriting agreement, if any, or any other valid and binding purchase or agency agreement, will be duly authorized, validly issued, fully paid and nonassessable, provided that the consideration therefore is not less than $0.001 per share of Common Stock.

No opinion may be implied or inferred beyond the opinion expressly stated in the paragraph immediately above.  Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/McKenna Long & Aldridge LLP

McKenna Long & Aldridge LLP